EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES FILES S-1 FOR FOLLOW-ON OFFERING

SAN JOSE, Calif., March 8, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA) filed a Registration Statement on Form S-1 today for a proposed follow-on offering of 4,100,000 secondary shares. All of the shares in the proposed offering will be offered by selling stockholders. The selling stockholders also expect to grant the underwriters an option to purchase an additional 615,000 shares to cover over-allotments, if any. The company will not receive any proceeds from this offering.

Lehman Brothers is acting as the sole book-running manager, with Merrill Lynch & Co. acting as joint lead manager, and Piper Jaffray, SG Cowen Securities Corporation and Wachovia Securities acting as co-managers of the proposed offering. The offering of the securities is made only by means of a prospectus, copies of which may be obtained, when available, from Lehman Brothers c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone 631-254-7118.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

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